April 24, 2006


Mail Stop 4561

VIA U.S. MAIL AND FAX (858) 277-5379

Mr. Brian Bonar
Chief Executive Officer
Dalrada Financial Corporation
9449 Balboa Avenue, Suite 210
San Diego, CA  92123

      Re:	Dalrada Financial Corporation
      Form 10-KSB for the year ended June 30, 2005
      Filed October 13, 2005
      File No. 000-12641

Dear Mr. Bonar:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief

Mr. Brian Bonar
Dalrada Financial Corporation
March 27, 2006
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